Exhibit 5.1

December 18, 2023

GSE Systems, Inc.
6940 Gateway Drive, Suite 470
Columbia, MD 21046

Ladies and Gentlemen:

We have acted as counsel to GSE Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed resale of up to 1,732,137 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company which may be offered and sold from time to time by the selling stockholder identified in the Registration Statement. The Shares were issued or reserved for issuance pursuant to the First Purchase Agreement (as defined below) and the Second Purchase Agreement (as defined below) and consist of:

(i)          323,610 shares of common stock (“Amended Note Shares”) issuable at the option of the Company pursuant to the Amended and Restated Senior Convertible Note, dated June 23, 2023 (the “Amended Note”) or at the option of Lind Global Fund II LP or the holder of the Amended Note pursuant to Section 2.2(c) of the Amended Note;

(ii)         128,373 shares of common stock (the “First Warrant Shares”) issuable upon the exercise of Common Stock Purchase Warrant No. 1, dated February 23, 2022 (the “First Warrant”), that was issued pursuant to a Securities Purchase Agreement, dated February 23, 2020 (the “First Purchase Agreement”), between the Company and Lind Global Fund II LP (“Lind Global”);

(iii)        360,000 shares of common stock (the “Conversion Shares”) issuable upon the conversion of Senior Convertible Promissory Note, dated June 23, 2023 (the “Second Note”);

(iv)        493,727 shares of common stock (the “Second Note Repayment Shares”) issuable at the option of the Company pursuant to the Second Note; and

(v)          426,427 shares of common stock (the “Warrant Shares”) issuable upon the exercise of Common Stock Purchase Warrant No. 2, dated June 23, 2023 (the “Warrant”), that were issued or reserved for issuance pursuant to a Securities Purchase Agreement, dated June 23, 2023 (the “Second Purchase Agreement”), between the Company and Lind Global.

We have examined the Registration Statement and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion:

1.
The Amended Note Shares have been duly authorized by the Company, and, when issued in accordance with the terms and conditions of the Amended Note, such Amended Note Shares will be validly issued, fully paid and nonassessable.

GSE Systems, Inc.
December 18, 2023

2.
The First Warrant Shares have been duly authorized by the Company, and, when issued in accordance with the terms and conditions of the First Warrant, such First Warrant Shares will be validly issued, fully paid and nonassessable.

3.
The Conversion Shares have been duly authorized by the Company, and, when issued in accordance with the terms and conditions of the Second Note, such Conversion Shares will be validly issued, fully paid and nonassessable.

4.
The Second Note Repayment Shares have been duly authorized by the Company, and, when issued in accordance with the terms and conditions of the Second Note, such Second Note Repayment Shares will be validly issued, fully paid and nonassessable.

5.
The Second Warrant Shares have been duly authorized by the Company, and, when issued in accordance with the terms and conditions of the Second Warrant, such Second Warrant Shares will be validly issued, fully paid and nonassessable.

In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, and (v) all public records reviewed by us or on our behalf are accurate and complete. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Scott R. Wilson
Principal